Exhibit 10.4

GENERAL RELEASE AND SEPARATION AGREEMENT

This General Release and Separation Agreement (hereafter “Agreement”) is entered into between Chris Raanes (the “Executive”), and Accuray Incorporated (the “Company”), effective on the eighth calendar day following the Executive’s signature (the “Effective Date”), unless he/she revokes his/her acceptance in accordance with the terms of Section 6(b), below.

WHEREAS, the Executive was Executive Vice President, Chief Operating Officer of the Company, pursuant to the terms of the original employment offer letter dated January 1, 2011 (the “Employment Agreement”);

WHEREAS, the Executive resigned effective November 16, 2012; and

WHEREAS, the Company and the Executive now wish to document the termination of their employment relationship and fully and finally to resolve all matters between them;

THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, the Executive and the Company hereby agree as follows:

1.                                      Resignation of Employment.  The Executive confirms his/her resignation of his/her employment and of his/her position as an officer of the Company effective November 16, 2012 (the “Resignation Date”).  The parties hereby acknowledge and agree that the Executive’s resignation of employment constitutes a “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”).  As of the Resignation Date, the Employment Agreement shall automatically terminate and be of no further force and effect, and neither the Company nor the Executive shall have any further obligations thereunder, except as expressly provided herein.  Notwithstanding the foregoing, the Company shall be obligated to Executive for severance payments and continuation of benefits as contemplated by Section 7 of the Employment Agreement and as set forth in Section 3 below.

2.                                      Payment of Accrued Wages and Expenses.  The Executive acknowledges receipt, on the Resignation Date, of an amount equal to all accrued wages through the Resignation Date, including accrued, unused vacation and/or paid time off, less applicable taxes and other authorized withholding (apart from the Executive’s bonus for the current fiscal year, which will be paid in accordance with the regular terms of the Company Bonus Plan). The Executive shall also be promptly reimbursed for all expenses incurred by him on behalf of the Company, so long as they are submitted for reimbursement and they are in accordance with the Company’s expense reimbursement policies.

3.                                      Cash Severance Benefits and COBRA Premiums.       The Executive agrees that, except as set forth in this Agreement, he/she is entitled to no additional pay or benefits in conjunction with the termination of his/her employment.  Subject to Section 22(b) of this Agreement, the Company shall pay to the Executive, in a lump-sum, cash severance in the gross amount of $475,120.05 (the “Severance Payment”), which the parties acknowledge and agree represents the amount of the “Severance Payment” calculated under, and as defined in, Section 7 of the Employment Agreement, consisting of:

1. Salary:	$265,666.66
2. Bonus:	$172,683.33
3. Health Benefit:	$36,770.06

The Severance Payment shall be paid net of applicable taxes and other authorized withholding.

4.                                      Stock Options and Restricted Stock Units.  The Executive acknowledges that as of the Resignation Date, the Executive was vested in Stock Options and Restricted Stock Units (“RSUs”) as reflected in the report attached as Exhibit A hereto. Except as specifically set forth herein, the Executive’s rights with respect to Stock Options and RSUs issued to him/her are governed by the Stock Option and Restricted Stock Unit Agreements entered into between the Executive and the Company, and the applicable Company equity incentive plan(s) and Notice(s) of Grant.

5.                                      Outplacement Assistance.  The Company will pay for executive outplacement assistance for a period of up to twelve (12) months after the Effective Date of this Agreement, provided that Executive uses Accuray’s outplacement service provider. Accuray’s outplacement service provider will bill Accuray directly and there is no cash value to this benefit.

6.                                      General Release of Claims by the Executive.

(a)           The Executive, on behalf of himself/herself and his/her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, executives, attorneys, agents and representatives, and executive benefit plans in which the Executive is or has been a participant by virtue of his/her employment with the Company, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which the Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the Resignation Date, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever the Executive’s employment by the Company or the separation thereof, and any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Executive Retirement Income Security Act, the Family and Medical Leave Act, and similar state or local statutes, ordinances, and regulations, including, without limitation, the California Family Rights Act, the California Fair Employment and Housing Act and the California Labor Code.

Notwithstanding the generality of the foregoing, the Executive does not release the following claims and rights:

(i)                                    Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)                                 Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA;

(iii)                              The Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that the Executive does release his/her right to secure damages for any alleged discriminatory treatment;

(iv)                             The Executive’s rights under the Indemnification Agreement between Company and Executive and under applicable law (including California Labor Code Section 2802), the General Corporation Law of Delaware and the Company’s D&O policy to seek indemnity for acts committed, or omissions, within the course and scope of the Executive’s employment duties; and

(v)           Claims for breach of this Separation Agreement.

(b)                                 In accordance with the Older Workers Benefit Protection Act of 1990, the Executive acknowledges that he/she is aware of the following:

(i)                                    This Section and this Agreement are written in a manner calculated to be understood by the Executive.

(ii)                                 The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which the Executive signs this Agreement.

(iii)                              This Agreement provides for consideration in addition to anything of value to which the Executive is already entitled.

(iv)                             The Executive has been advised to consult an attorney before signing this Agreement.

(v)                                The Executive has been granted forty-five (45) days after he is presented with this Agreement to decide whether or not to sign this Agreement.  If the Executive executes this Agreement prior to January 7, 2013, he does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the period.

(vi)                             The Executive has the right to revoke this general release within seven (7) days of signing this Agreement.  In the event this general release is revoked, this Agreement will be null and void in its entirety, and the Executive will not receive the benefits of this Agreement.

If the Executive wishes to revoke this agreement, he/she must deliver written notice stating that intent to revoke, in accordance with the notice provisions of Section 17 of this Agreement, on or before 5:00 p.m. on the seventh (7th) day after the date on which the Executive signs this Agreement.

7.                                     The Company’s Release of Claims. Nothing herein shall release or discharge any Claim by the Company against the Executive, or the right of the Company to bring any action, legal or otherwise, against the Executive as a result of any failure by him to perform his/her obligations under this Agreement, or as a result of any acts of intentional misconduct or recklessness (including, but not limited to, fraud, embezzlement, misappropriation, or other malfeasance).

8.                                     Waiver of Rights Under California Civil Code Section 1542.  The Company and the Executive acknowledge that they have been advised of and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his/her or her favor at the time of executing the release, which if known by him or her must have materially affected his/her or her settlement with the debtor.”

Being aware of said code section, the Company and the Executive hereby expressly waive any rights they may have thereunder, as well as under any other statutes or common law principles of similar effect; provided, however, that such waiver is not intended to affect claims expressly preserved under the terms of the parties’ respective releases.

9.                                      Nondisparagement.  The Executive agrees that neither he/she nor anyone acting by, through, under or in concert with him shall disparage or otherwise communicate negative statements or opinions about the Company, its Board members, officers, executives or business.  The Company agrees that neither its Board members nor executive officers shall disparage or otherwise communicate negative statements or opinions about the Executive.

10.                               Restrictive Covenants.  The Executive acknowledges his/her continuing obligations, pursuant to Section 9(a), (b) and (d) of the Employment Agreement.

11.                               Cooperation.  The Executive agrees to give reasonable cooperation, at the Company’s request, in any pending or future litigation or arbitration brought against the Company and in any investigation that the Company or any government entity may conduct.    The Company shall reimburse the Executive for all out of pocket expenses reasonably incurred by him in compliance with this Section 11. For his/her part, Executive agrees to submit a reimbursement for such out of pocket expenses within thirty (30) days after they have been incurred.

12.                               Executive’s Representations and Warranties.  The Executive represents and warrants that:

(a)           He/she has been paid all wages owed to him by the Company, including all accrued, unused vacation and/or paid time off, as of the date of execution of this Agreement;

(b)           As of the date of execution of this Agreement, he/she has not sustained any injuries for which he/she might be entitled to compensation pursuant to California’s Workers Compensation law;

(c)           The Executive has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will he/she do so in the future, except as specifically allowed by this Agreement.

13.                               Confidential Information; Return of Company Property.

(a)           The Executive hereby expressly confirms his/her continuing obligations to the Company pursuant to Section 9(a) of the Employment Agreement, and pursuant to the Employee Invention Assignment and Confidentiality Agreement executed by the Executive, a copy of which is attached as Exhibit B and incorporated herein by reference.

(b)           The Executive shall deliver to the Company within five days of the Resignation Date, all originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company and its customers’, business plans, marketing strategies, products, processes or business of any kind, and all originals and copies of documents that contain proprietary information or trade secrets of the Company that are in the possession or control of the Executive or his/her agents or representatives.

(c)           The Executive shall return to the Company within five days of the Resignation Date all equipment of the Company in his/her possession or control. The Executive may however keep his/her Company issued laptop computer and cellular phone. Accuray will remove all Company licensed software and Confidential information before delivering possession.

14.                               Taxes.  To the extent any taxes may be payable by the Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, the Executive agrees to pay them himself/herself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments.

15.                               In the Event of a Claimed Breach.  All controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved by final and binding arbitration before a single neutral arbitrator in San Jose, California, in accordance with the applicable dispute resolution rules of the Judicial Arbitration and Mediation Service (“JAMS”). The arbitration shall be commenced by filing a demand for arbitration with JAMS within 60 (sixty) days after the filing party has given notice of such breach to the other party.  The arbitrator shall have authority to award the prevailing party attorneys’ fees and expert fees, if any.  Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them under Sections 13(a) and (b) hereof, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law.  Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Sections 13(a) and (b) of this Agreement, neither of the parties hereto shall raise the defense that there is an adequate remedy at law.

16.                               Choice of Law.  This Agreement shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

17.                               Notices.  All notices, demands or other communications regarding this Agreement shall be in writing and shall be sufficiently given if either personally delivered or sent by facsimile or overnight courier, addressed as follows:

(a)                                 If to the Company:

Accuray Incorporated

Attn:  General Counsel

1310 Chesapeake Terrace

Sunnyvale, CA  94089

Phone:  408-716-4600

Fax:  408-716-4747

(b)                                 If to the Executive:

Chris Raanes

50 Bear Gulch Drive

Portola Valley, CA 94028

18.          Severability.  Except as otherwise specified below, should any portion of this Agreement be found void or unenforceable for any reason by a court of competent jurisdiction, the parties intend that such provision be limited or modified so as to make it enforceable, and if such provision cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect.  If any portion of this Agreement is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters.  This paragraph shall not operate, however, to sever the Executive’s obligation to provide the binding release to all entities intended to be released hereunder.

19.          Understanding and Authority.  The parties understand and agree that all terms of this Agreement are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided.

20.          Integration Clause.  This Agreement, the Employment Agreement, and the Employee Invention Assignment and Confidentiality Agreement contain the entire agreement of the parties with regard to the matters referenced herein and supersede any prior agreements as to such matters. This Agreement may not be changed or modified, in whole or in part, except by an instrument in writing signed by the Executive and the Chief Executive Officer of the Company.   The Indemnification Agreement between the Company and the Executive shall not be affected by the existence of this Agreement, including this Section 20 hereof, and shall remain in full force and effect.

21.          Execution in Counterparts.  This Agreement may be executed in counterparts with the same force and effectiveness as though executed in a single document.

22.                               Section 409A of the Code.

(a)           The payments and benefits under this Agreement are intended to be exempt from the application of Section 409A of the Code.  To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury Regulations and other interpretive guidance issued thereunder.  Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any such compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance, the Company may, with the Executive’s prior written consent, adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

(b)           Notwithstanding anything to the contrary in this Agreement, no payment or benefits, including without limitation the amount payable under Section 3 hereof, shall be paid to the Executive during the six (6) month period following the Executive’s Separation from Service if the Company determines that paying such amount at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amount is delayed as a result of the previous sentence, then on the first business day following the end of such six (6) month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.

(c)           To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A and the six (6) month delay requirement under 409A(a)(2)(B)(i) of the Code to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A of the Code.

(d)           To the extent that any reimbursements or corresponding in-kind benefits provided to the Executive under this Agreement, including, without limitation under Section 2 or Section 11 hereof, are deemed to constitute compensation to the Executive, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred.  The amount of any such payments or expense reimbursements in one year shall not affect the expenses or in-kind benefits eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

The parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all parties.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.

CHRIS A. RAANES	ACCURAY INCORPORATED

/s/ Chris Raanes	/s/ Darren Milliken
Chris Raanes	Darren J. Milliken
Senior Vice President, General Counsel

Date: November 21, 2012	Date: November 26, 2012

Exhibit A

Equity Awards — Closing Statement

Closing Statement	Summary of all vested Options & RSUs	Accuray Incorporated ID: 20-8370041 1310 Chesapeake Terrace Sunnyvale, CA 94089

Termination Date:	16-November-2012
Statement Effective Date:	16-November-2012

Chris Raanes
50 Bear Gulch Drive
Portola Valley, CA United States 94028

Exercisable Options

	Grant	Plan/		Shares	Shares	Shares	Vesting	Total	Last Date
Number	Date	Type	Price ($)	Granted	Exercised	Exercisable	Stop Date	Price ($)	To Exercise

00000600	27-Aug-03	1998/ISO	0.75000	120,000.00	120,000.00	0.00	16-Nov-12	0.00
00000706	10-Aug-04	1998/ISO	2.50000	68,750.00	0.00	68,750.00	16-Nov-12	171,875.00	16-Feb-13
00004033	30-Sep-11	2007/NQ	4.01000	150,000.00	0.00	40,625.00	16-Nov-12	162,906.25	16-Feb-13
00002179	29-Aug-08	2007/NQ	8.25000	85,000.00	0.00	85,000.00	16-Nov-12	701,250.00	16-Feb-13
00002623	31-Aug-09	2007/NQ	6.41000	90,000.00	0.00	69,375.00	16-Nov-12	444,693.75	16-Feb-13
00003039	31-Aug-10	2007/NQ	6.58000	40,000.00	0.00	20,833.00	16-Nov-12	137,081.14	16-Feb-13
00000707	10-Aug-04	1998/NQ	2.50000	51,250.00	34,000.00	17,250.00	16-Nov-12	43,125.00	16-Feb-13
00001561	31-Aug-07	2007/NQ	13.83000	60,000.00	0.00	60,000.00	16-Nov-12	829,800.00	16-Feb-13
00000496	02-Dec-02	1998/ISO	0.75000	360,000.00	360,000.00	0.00	16-Nov-12	0.00
00000792	07-Nov-05	1998/ISO	4.38000	22,448.00	0.00	22,448.00	16-Nov-12	98,322.24	16-Feb-13
00000793	07-Nov-05	1998/NQ	4.38000	37,552.00	0.00	37,552.00	16-Nov-12	164,477.76	16-Feb-13
00000998	23-Aug-06	1998/ISO	9.50000	17,018.00	0.00	17,018.00	16-Nov-12	161,671.00	16-Feb-13
C0000998	23-Aug-06	1998/NQ	9.50000	82,982.00	0.00	82,982.00	16-Nov-12	788,329.00	16-Feb-13
		TOTALS		1,185,000.00	514,000.00	521,833.00		3,703,531.14

Releasable Restricted Stock Awards

	Grant	Plan/		Shares	Shares	Shares	Shares
Number	Date	Type	Price ($)	Granted	Released	Releasable	Cancelled

00001566	31-Aug-07	2007/RSU	0.00000	10,000.00	10,000.00	0.00	0.00
P0004104	30-Sep-11	2007/PSU	0.00000	56,250.00	0.00	0.00	56,250.00
00004060	30-Sep-11	2007/RSU	0.00000	37,500.00	9,375.00	0.00	28,125.00
00003040	31-Aug-10	2007/RSU	0.00000	13,300.00	6,650.00	0.00	6,650.00
P0004132	30-Sep-11	2007/PSU	0.00000	25,900.00	0.00	0.00	25,900.00
		TOTALS		142,950.00	26,025.00	0.00	116,925.00